Exhibit 99.1


                     First Colonial Group Reports 4 Percent
                       Rise in 2003 Third Quarter Earnings

NAZARETH, Pa. -- First Colonial Group, Inc. (NASDAQ: FTCG), the parent company of Nazareth National Bank, reported a net income of $1,129,000 for the quarter ended September 30, 2003, a 4 percent increase above the $1,082,000 net income for the same quarter of 2002.

         Basic net income per share in the third quarter 2003 was $0.51, while diluted net income per share was $0.47. Basic net income per share for the same quarter 2002 was $0.51 and diluted net income per share was $0.50. For the nine months ended September 30, 2003, the company recorded an 8 percent net income increase of $3,110,000 ($1.41 per share, $1.33 per share diluted) compared with 2002 first nine months earnings of $2,873,000 ($1.34 per share, $1.31 per share diluted).

         During the first nine months of the year, First Colonial Group's assets increased 9 percent to $665,883,000 as of September 30, 2003, compared with $611,592,000 in assets on December 31, 2002. The company has shown solid growth and believes it will continue to grow with the plans of Nazareth National Bank and Keystone Savings Bank to merge under a newly created bank holding company, KNBT Bancorp, Inc. This merger is expected to occur on October 31, 2003.

         Loans grew 8.5 percent and deposits increased by 10.5 percent respectively when compared to December 31, 2002. As of September 30, 2003, loans totaled $277,503,000, an increase of $21,659,000 from December 31, 2002.
Deposits grew by $49,414,000 to $522,212,000 in the first nine months of 2003.

         "The increases in our core businesses shows that Nazareth National Bank continues to meet the financial needs of our customers and community," said Scott V. Fainor, president and chief executive officer.

         The proposed merger will result in Keystone Nazareth Bank & Trust Company (KNBT); the region's largest locally owned and managed financial institution, with more than 100,000 customers and assets of nearly $2 billion.


                                                                      -Continued

About First Colonial Group

         First Colonial Group, Inc. (NASDAQ: FTCG) with assets of more than $665 million as of September 30, 2003, operates a one-bank subsidiary, Nazareth National Bank. The Bank provides a wide variety of retail, wholesale and trust & wealth management services to individuals, businesses and institutions. Operating 19 branches in the counties of Northampton, Lehigh and Monroe the company is headquartered in Nazareth, Pa., and has been in continuous operation since June 25, 1897.





 "Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

         The information contained in the Press Release and other financial reports may contain forward looking statements (such as defined in the Securities Exchange Act of 1934 and the regulations thereof), including without limitation, the discussion of the planned merger with Keystone Savings Bank, statements as to the future loan and deposit volumes, future expansion plans, allowance and provision for possible loan losses, future interest rates and their effect on the Company's financial conditions or the results of operations, the classification of the Company's investment portfolio, statements as to litigation and the amount of reserves, statements as to trends and other statements which are not historical facts or as to the Company's, the Bank's or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties, and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the risk that the transaction contemplating the agreement and plan of merger with Keystone Savings Bank may not be completed, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company and the Bank, Federal and state government regulation, competition, changes in accounting standards and policies, results of litigation, and other risks. These and other risks, uncertainties and other factors are discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, copies of which may be obtained from the Company upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.


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